Exhibit 10.8.2

FIRST AMENDMENT

TO

REVOLVING CREDIT AGREEMENT

This FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT (this “Amendment”) is entered into as of May 4, 2005, among MMA CONSTRUCTION FINANCE, LLC, a Maryland limited liability company and formerly known as MuniMae Midland Construction Finance, LLC (“Borrower), each lender from time to time a party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent (“Administrative Agent”).

A. Borrower, Administrative Agent and Lenders have entered into that certain Revolving Credit Agreement dated as of November 12, 2003 (the “Credit Agreement) pursuant to which Lenders have provided Borrower with a $72 million revolving credit facility;

B. Borrower has requested (a) that the maturity of the Credit Agreement be extended by one year until May 12, 2006 (the “Maturity Extension”), (b) that the extension option be modified to cover a period of twelve months (the “Extension Option Modification”), (c) that the period for delivery of quarterly statements be extended to sixty (60) days (the “Reporting Requirement Modification”), and (d) that certain clarifying changes be made to the notice provisions set forth in Section 8.5 of the Credit Agreement (the “Notice Provision Modification”); and Administrative Agent and Lenders have agreed to the Maturity Extension, the Extension Option Modification, the Reporting Requirement Modification, and the Notice Provision Modification;

C. Borrower, Administrative Agent and Lenders have agreed, upon the following terms and conditions, to amend the Credit Agreement to reflect the Maturity Extension, the Extension Option Modification, the Reporting Requirement Modification, and the Notice Provision Modification.

NOW, THEREFORE, in consideration of the mutual promises herein contained, and for other valuable consideration, the parties hereto agree as follows:

1. Defined Terms.

Unless otherwise specified, the defined terms will have their meanings as provided in the Credit Agreement.

2. Amendment to Credit Agreement and Loan Documents.

a. The definition of Acknowledgment and Consent contained in Section 1.1 of the Credit Agreement is hereby amended in its entirety to read as follows:

‘“Acknowledgement and Consent” means the Acknowledgment and Consent to the Assignment of Forward Commitment Agreement of even date herewith made by MAHGT in favor of Administrative Agent for the benefit of Lenders, as the same may be amended, restated or supplemented from time to time, pursuant to which MAHGT has made certain acknowledgments, consents and agreements with respect to the assignment of the Forward Commitment Agreement, the MAHGT Security Agreement, the MAHGT Account Assignment and the rights thereunder.

b. The definition of Extension Fee contained in Section 1.1 of the Credit Agreement is hereby amended in its entirety to read as follows:

‘“Extension Fee” means the extension fee set forth in that certain fee letter, dated as of May 4, 2005 between Bank of America and Borrower.

c. The definition of Stated Maturity Date contained in Section 1.1 of the Credit Agreement is hereby amended in its entirety to read as follows:

‘“Stated Maturity Date” means May 12, 2006 (the “Initial Stated Maturity Date”) unless extended pursuant to Section 2.13 hereof, in which case the Stated Maturity Date shall be such extended date.”

d. Section 2.13 of the Credit Agreement is hereby amended in its entirety to read as follows:

“2.13 Extension of Stated Maturity Date. Borrower may extend the Stated Maturity Date one time to May 11, 2007 upon: (a) the delivery of the Extension Notice to Administrative Agent not more than ninety (90) days nor less than thirty (30) days prior to the Initial Stated Maturity Date, and (b) the payment of the Extension Fee.”

e. Section 8.1(a)(ii) of the Credit Agreement is hereby amended in its entirety to read as follows:

“(ii) Quarterly Reports. As soon as available, but no later than sixty (60) days after the end of each of the first three fiscal quarters of Borrower, commencing with the quarter ending on March 31, 2005, an unaudited report setting forth as of the end of such fiscal quarter, the Borrower’s balance sheet and income statement, certified by a Responsible Officer of Borrower that such financial statements are true and correct, were prepared in accordance with GAAP and present fairly the financial condition and results of operations of Borrower.”

f. Section 8.1(b) of the Credit Agreement is hereby amended in its entirety to read as follows:

“(b) Quarterly Compliance Certificate. No later than sixty (60) days after the end of each of the first three fiscal quarters of Borrower, and no later than one hundred twenty (120) days after the end of Borrower’s fiscal year, a compliance certificate in the form of Exhibit I hereof (the “Compliance Certificate”), certified by a Responsible Officer of Borrower to be true and correct.

g. Section 8.5 of the Credit Agreement is hereby amended in its entirety to read as follows:

“8.5 Other Notices. Borrower will, promptly upon receipt of knowledge thereof, notify Administrative Agent of any of the following events to the extend that they could have a Material Adverse Effect: (a) any change in the financial condition or business of Borrower; (b) any default under any material agreement, contract, or other instrument to which Borrower is a party or by which any of its properties are bound, or any acceleration of the maturity of any material indebtedness owing by Borrower; (c) any uninsured claim against or affecting Borrower; (d) the commencement of, and any material determination in, any litigation with any third party or any proceeding before any Governmental Authority affecting Borrower; (e) any Environmental Complaint or any claim, demand, action, event, condition, report or investigation indicating any potential or actual liability arising in connection with:

(i) the non-compliance with or violation of the requirements of any Environmental Law or any permit issued under any Environmental Law which individually or in the aggregate might have a Material Adverse Effect; or (ii) the Release or threatened Release of any Hazardous Material into the environment which individually or in the aggregate might have a Material Adverse Effect; (f) the existence of any Environmental Lien on any properties or assets of Borrower; (g) any material remedial action taken by Borrower in response to any order, consent decree or judgment of any Governmental Authority or any Environmental Liability; or (h) the listing of any of Borrower’s properties or assets on CERCLIS to the extent that Borrower obtains knowledge of such listing.”

h. All references in the Credit Agreement and the other Loan Documents to either “MuniMae Midland Construction Finance, LLC” or “MMCF” are hereby deemed to be references to “MMA Construction Finance, LLC.”

3. Effectiveness. The effectiveness of this Amendment is subject to receipt by Administrative Agent of the following:

a. Amendment. This Amendment, duly executed and delivered by Borrower, Administrative Agent and Lenders.

b. Amendment to Forward Commitment Agreement. The First Amendment to the Forward Commitment Agreement, duly executed and delivered by Borrower and Midland Affordable Housing Group Trust (“MAHGT”).

c. Opinion of Counsel. A favorable opinion of Honigman Miller Schwartz and Cohn, LLP, counsel to Borrower and MAHGT, covering such matters relating to the transactions contemplated hereby as reasonably requested by Administrative Agent, and substantially in a form acceptable to Administrative Agent.

d. Confirmation of Appointment of Process Agent. Confirmation from the Process Agent that it continues to be appointed as process agent pursuant to Section 6.1(r) of the Credit Agreement.

e. Fees, Costs and Expenses. Payment of all fees and other amounts due and payable on or prior to the date hereof, including the Extension Fee, and, to the extend invoiced, reimbursement or payment of all reasonable expenses required to be reimbursed or paid by Borrower under the Loan Documents, including the reasonable fees and disbursements invoiced through the date hereof of Administrative Agent’s special counsel, Haynes and Boone, LLP.

f. Other Information. Such other information and documents, including amendments to Loan Documents, as may reasonably be required by Administrative Agent and its counsel.

4. Representations and Warranties. Borrower hereby represents and warrants to Administrative Agent and Lenders as follows:

a. Due Authorization. Borrower is duly authorized to execute, deliver and perform this Amendment, and the Credit Agreement, as amended by this Amendment, is the legal and binding obligation of Borrower enforceable against in accordance with its terms.

b. Credit Agreement. All of the representations and warranties contained in Section 7 of the Credit Agreement made by Borrower are true and correct in all material respects as of the date hereof.

c. No Event of Default. No event has occurred and is continuing or would result from entering into this Amendment, which constitutes or would constitute an Event of Default or a Potential Default.

d. No Amendments. There have been no amendments to the Organizational Documents of Borrower since the latest delivery thereof by Borrower to Administrative Agent.

5. Miscellaneous.

a. No Other Amendments. Except as expressly amended herein, the terms of the Credit Agreement shall remain in full force and effect.

b. Limitation on Agreements. The amendment set forth herein is limited precisely as written and shall not be deemed (a) to be a consent under or waiver of any other term or condition in the Credit Agreement or any of the Loan Documents, or (b) to prejudice any right or rights which Administrative Agent and Lenders now have or may have in the future under, or in connection with the Credit Agreement, as amended hereby, the Loan Documents or any of the other documents referred to herein or therein. From and after the effectiveness of this Amendment, all references in the Credit Agreement to the Credit Agreement shall be deemed to be references to the Credit Agreement after giving effect to this Amendment.

c. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

d. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW PRINCIPLES THAT MIGHT OTHERWISE APPLY.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

SIGNATURE PAGES FOLLOW.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

BORROWER:

MMA CONSTRUCTION FINANCE, LLC,

By: MuniMae Investment Services Corporation

By:	/s/ William S. Harrison
Name: William S. Harrison
Title: EVP & CFO

First Amendment to Revolving Midland Subscription Credit Agreement Signature Page

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent and a Lender

By:	/s/ Jeff Journey
Name: Jeff Journey
Title: SVP

First Amendment to Revolving Midland Subscription Credit Agreement Signature Page

LENDER:

FIRST COMMERCIAL BANK, LOS ANGELES BRANCH, as a Lender

By:	/s/ Chih-Tiao Shih
Name: Chih-Tiao Shih
Title: SAVP & Deputy General Manager

Exhibit I – Compliance Certificate